Shapeways 1-for-8 Reverse Stock Split Becomes Effective
Common stock expected to begin trading on a split-adjusted basis on June 23, 2023

New York, NY, June 22, 2023 – Shapeways Holdings, Inc. (NYSE: SHPW) (“Shapeways” or the “Company”), a leader in the large and fast-growing digital manufacturing industry, announced today that its previously announced 1-for-8 reverse stock split of the Company’s common stock, par value $0.0001 per share, and corresponding common stock adjustment became effective at 4:01 p.m. Eastern Time on June 22, 2023. The Company’s common stock is expected to begin trading on a split-adjusted basis on the New York Stock Exchange (“NYSE”) when the markets open on June 23, 2023, under the existing trading symbol “SHPW” and new CUSIP number: 81947T201.
The primary goal of the reverse stock split is to increase the per share market price of the Company's common stock to meet the minimum $1.00 average closing price requirement for continued listing on the NYSE. As a result of the reverse stock split, every eight shares of the Company's issued and outstanding common stock automatically combined into one share of issued and outstanding common stock. No fractional shares will be issued as a result of the reverse stock split. Instead, each stockholder will be entitled to receive a cash payment in lieu thereof at a price equal to the fraction of one share to which the stockholder would otherwise be entitled multiplied by the closing price per share of the Company’s common stock on the NYSE on June 22, 2023. The reverse stock split did not reduce the number of authorized shares of the Company’s common stock or change the par value of the common stock. The reverse stock split affects all stockholders uniformly and does not affect any stockholder's ownership percentage of the common stock (except to the extent that the reverse stock split would result in any stockholders owning a fractional share). In addition, the terms of all outstanding options, warrants, and restricted stock units are being proportionately adjusted, in accordance with the terms of the applicable agreement.
Continental Stock Transfer & Trust Company is acting as transfer and exchange agent for the reverse stock split. Registered stockholders who hold shares of the Company’s common stock are not required to take any action to receive post-reverse split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker's particular processes, and will not be required to take any action in connection with the reverse stock split.
Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 1, 2023, as supplemented on May 15, 2023, which is available free of charge on the SEC’s website at www.sec.gov and on the Company’s website at https://www.shapeways.com.

About Shapeways
Shapeways is a leader in the large and fast-growing digital manufacturing industry combining high quality, flexible on-demand manufacturing powered by purpose-built proprietary software which enables customers to rapidly transform digital designs into physical products, globally. Shapeways makes industrial-grade additive manufacturing accessible by fully digitizing the end-to-end manufacturing process, and by providing a broad range of solutions utilizing 12 additive manufacturing technologies and approximately 120 materials and finishes, with the ability to easily scale new innovation. To date, Shapeways has delivered over 24 million parts to 1 million customers in over 180 countries. To learn more, please visit https://www.shapeways.com.

Contact Information
Investor Relations
investors@shapeways.com

Media Relations
press@shapeways.com